As filed with the Securities and Exchange Commission on July 26, 2023 Registration No. 333-189508 Registration No. 333-155376 Registration No. 333-132496
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN STATES WATER COMPANY
(Exact name of registrant as specified in its charter)

California	95-4676679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California	91773-1212
(Address of Principal Executive Offices)	(Zip Code)

American States Water Company
2013 Non-Employee Directors Stock Plan
2008 Stock Incentive Plan
2000 Stock Incentive Plan
(Full title of the plans)

Robert J. Sprowls President and Chief Executive Officer American States Water Company 630 East Foothill Blvd. San Dimas, California 91773 (909) 394-3600	with a copy to: Stephen Antion, Esq. Winston & Strawn LLP 333 S. Grand Avenue, 38th Floor Los Angeles, CA 90071 (213) 615-1700
(Name, address, and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided by Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

American States Water Company (the “Company”) is filing this Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”): (1) Registration No. 333-189508, filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2013, registering 500,000 shares of the Company’s Common Shares (“Shares”), to be issued to participants under the Company’s 2013 Non-Employee Directors Stock Plan (the “2013 Plan”); (2) Registration Statement No. 333-155376, filed with the Commission on November 14, 2008, registering 1,230,000 Shares to be issued under the 2008 Stock Incentive Plan (the “2008 Plan”); and (3) Registration No. 333-132496, filed with the Commission on March 16, 2006, registering 300,000 Shares to be issued under the 2000 Stock Incentive Plan, as amended (the “2000 Plan” and, together with the 2013 Plan and 2008 Plan, the “Plans”). The Company is no longer issuing securities under the Plans. Pursuant to the undertaking contained in the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to deregister, as of the date hereof, all Shares that were registered under the Registration Statements and remain unsold or otherwise unissued under the Plans as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on July 26, 2023.

AMERICAN STATES WATER COMPANY

By:	/s/ Robert J. Sprowls
Robert J. Sprowls
President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.